Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-190123, 333-171011, 333-147724, 333-14006 and 333-9546) on Form S-8 of our report dated June 12, 2014 appearing in the annual report on Form 11-K of Luxottica Group Tax Incentive Savings Plan as of December 31, 2013 and 2012 and for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC

Cincinnati, Ohio
June 12, 2014